EXHIBIT 99.1

FIRST HORIZON ANNOUNCES SECOND QUARTER 2003 RESULTS

Quarterly results include:

o	Net revenues of $21.0 million including an increase in net revenues of $0.5 million for the reduction of accruals for product returns for acquired products, related to Prenate and Cognex

o	Net loss of $6.1 million or 18 cents per share. Net loss for the quarter includes:

o	An increase to the allowance for obsolete and excess inventory of $2.2 million primarily related to the Company’s non-promoted products, excess Sular, Tanafed DP and Tanafed DMX inventory and short dated Prenate GT

o	Severance for departing employees and n increase in the allowance for obsolete and excess sample inventory totaling $1.3 million

o	Impairment charge of $4.2 million related to the Cognex brand

o	Cash on hand at June 30, 2003 of $34.4 million

Recent events:

o	Launch of 60-dose version of Nitrolingual

o	Adopted a new strategic and operating plan

Alpharetta, GA, August 12, 2003 – First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the second quarter ended June 30, 2003. Net revenues were $21.0 million and the net loss for the quarter was $6.1 million or 18 cents per share. The Company ended the quarter with $34.4 million in cash.

Product Overview

Change in total prescriptions for the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002(a)
Sular	+2.5%
Nitrolingual(b)	+0.7%
Prenate	+11.3%
Tanafed line	+7.3%
Robinul line	+9.7%
Ponstel	+4.1%

(a) Source: IMS Health’s National Prescription Audit Plus ™ data

(b)     The Company believes that IMS data does not capture prescriptions from some of the non-retail channels.

        First Horizon’s President and COO, Patrick Fourteau, commented, “The Company recently adopted a new strategic and operating plan with the objectives of reducing costs and investing the cost savings into expansion of the sales force. Management, with support from the Board of Directors, is in the process of implementing this plan. Through this transition, prescriptions of our promoted products have remained stable or increased. Net revenue in the second quarter was impacted by the Company’s continued effort to reduce levels of inventories at the wholesalers.” Working with the wholesalers through inventory management agreements, the Company continues its efforts to achieve its goal of having its wholesaler customers maintain inventory levels of one and a half months for each of its promoted products.

        Net revenues of Sular were approximately $7.5 million for the quarter ended June 30, 2003 compared to $10.5 million for the quarter ended June 30, 2002. Net revenues of the promoted pediatric and OB/GYN franchise products (namely the Prenate line, the Tanafed line, and Ponstel), were approximately $5.3 million for the quarter ended June 30, 2003 compared to approximately $5.0 million for the quarter ended June 30, 2002. The Company believes that due to the level of trade inventories, there is currently limited correlation between net revenues and prescriptions. Therefore, the Company will not be providing net revenue by product at this time.

        In April 2003, the Company launched the 60-dose version of Nitrolingual, which is being marketed as a companion product to the 200-dose version. The 60-dose version of Nitrolingual provides a smaller, convenient-to-carry alternative to the 200-dose version of Nitrolingual.

        Cost of revenues increased to $5.9 million for the quarter ended June 30, 2003 compared to $4.7 million for the quarter ended June 30, 2002. In the second quarter of 2003, the Company recorded an increase in the allowance for obsolete and excess inventory of $2.2 million primarily related to the Company’s non-promoted products, excess Sular, Tanafed DP and Tanafed DMX inventory, and short-dated Prenate GT inventory.

        Selling, general and administrative expenses decreased to $15.5 million for the quarter ended June 30, 2003 compared to $16.8 million for the quarter ended June 30, 2002. The decrease for the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002 was the result of lower co-promotion expense for Sular and lower marketing and training expenses, which were higher in the quarter ended June 30, 2002 due to the launch of Sular. Selling, general and administrative expenses for the quarter ended June 30, 2003 also include expenses totaling $1.3 million for severance for departing employees and an increase in the allowance for obsolete sample inventory. In the second quarter of 2003, the Company began implementing cost saving measures in order to realign its cost structure to be more balanced with its revenues and to provide additional resources to fund the Company’s sales force expansion.

        The Company recorded an impairment charge of $4.2 million in the second quarter of 2003 related to its Cognex brand. An analysis of the undiscounted cash flows indicated that the carrying amount was not recoverable over the remaining useful life of the asset. A valuation was completed which indicated that the fair market value of the brand was $4.2 million below the carrying value.

      2003 Outlook

        The Company expects the level of wholesaler inventories to continue to impact net revenues in the third quarter and, to a lesser degree, in the fourth quarter.

        The Company previously announced its strategic plan to implement cost reductions and a phased-in sales force expansion in order to increase the Company’s reach to targeted physicians. The first phase of this expansion is planned to increase the total number of representatives to 250 and is expected to be completed by the end of 2003. The second phase of the expansion is planned increase the number of representatives to 400 and is expected to be completed in the first half of 2004. The Company is on plan to execute these objectives within their expected timelines.

        The Company believes its cash and cash equivalents are more than sufficient to satisfy its foreseeable requirements, and expects to be earnings and cash flow positive in the fourth quarter of 2003.

      Conference Call

        First Horizon will host a conference call and webcast at 11:00 a.m. eastern time on August 12, 2003, to discuss the second quarter results. Analysts, investors and other interested parties are invited to participate by visiting the Company’s website at http://www.firsthorizonpharm.com/and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 800-811-7286 for domestic callers and 913-981-4902 for international callers. A replay of this conference call will be available following completion of the call by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers. All callers should use reservation number 304218 to gain access to the replay. The replay will be available through August 19, 2003.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics and gastroenterology. The Company has a portfolio that includes 17 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 200 people and reported revenue of $115 million in 2002. The Company’s website address is http://www.firsthorizonpharm.com/.

-Financials Follow-

###

Sular®, Furadantin®, Ponstel®, Tanafed® and Cognex® are registered trademarks of First Horizon Pharmaceutical Corporation. Nitrolingual® and Robinul® are
registered trademarks of G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively, which have been licensed to First Horizon Pharmaceutical Corporation. Trademark applications are pending for the marks Prenate, Prenate GT, Tanafed DM, Tanafed DP and Tanafed DMX.

Safe Harbor Statement

This press release contains statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements concerning the Company’s continued effort and ability to achieve its goal to cause its wholesalers to maintain on hand inventory of one and a half months for each of its promoted products, the Company’s expectation that the level of wholesaler inventories will continue to impact net revenues in the third and fourth quarters and the extent of the impact in each such quarter, the Company’s ability to implement its strategic plan to achieve cost reductions, the timing of implementing the Company’s plan to increase the number of its sales representatives and the size of such increase, the Company’s belief that its cash and cash equivalents are more than sufficient to satisfy its foreseeable requirements, and the Company’s expectation to be earnings and cash flow positive in the fourth quarter of 2003. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements. In evaluating all forward-looking statements, you should specifically consider various factors that could cause actual results to vary from those contained in the forward-looking statements. Risks affecting the Company are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under the following headings: “Our operating results are substantially dependent upon the contribution of Sular, which has been below expectations since we acquired the product and which has adversely affected our operating results,” “Unexpected increases in 2002 year-end quantities of Sular on-hand with wholesalers may adversely effect sales of Sular during 2003,” “The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs,” “Sales of Prenate GT have been adversely affected by the introduction of competitive products,” “The shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales,” “Sales of our Tanafed products have been adversely affected by the introduction of competitive products,” “The FDA recently issued a notice which may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products,” “Periodic emphasis of our sales force on one or more of our products and other factors from time-to-time adversely affect sales of other of our products,” “We may not be able to increase our sales to compensate for the decrease in sales of our non-promoted products,” “Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results,” “There is a risk that we may incur charges for intangible asset impairment,” “Our launch of a smaller size of Nitrolingual Pumpspray may not be successful,” “Our growth will suffer if we do not acquire rights to new products and integrate them successfully,” “There is uncertainty regarding a potential reorganization plan,” “We may encounter problems in the manufacture of our products that could limit our ability to sell our products,” “Part of our growth strategy is to acquire businesses which subjects us to additional risks,” “We face generic and other competition that could lower prices and unit sales,” “Strong competition exists for our products, and competitors have recently introduced new products and therapies that could make some of our products obsolete,” “A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales,” “If our products under development fail in clinical studies, if we fail or encounter difficulties in obtaining regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return,” “We or third parties may violate government regulations,” “If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them,” “We depend on highly trained management and we may not be able to keep current management or hire qualified management in the future,” “Product liability claims and product recalls could limit sales and increase costs,” “An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity,” “The incurrence of debt could reduce our growth and profitability,” “We expect to require additional funding, and if we cannot obtain it, our sales, profits, acquisitions and development projects could suffer,” “Competitors could offer a product competitive with Sular,” “If we do not secure or enforce patents and other intellectual property rights, we could encounter increased competition that would adversely affect our operating results,” “Our products could infringe the intellectual property rights of third-parties which could require us to pay license fees or defend litigation that would be expensive or prevent us from selling products,” “The regulatory status of some of our products makes these products subject to increased competition and other risks,” “We face risks under one of our development agreements because the other party to the agreement is a related party,” “Pohl-Boskamp can terminate our rights to Nitrolingual Pumpspray,” and “Our stock price has declined substantially, has been volatile and could decline further.” We do not undertake to update prescription and other market data contained in this press release or our forward-looking statements to reflect future events or circumstances.

Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
amathis@horizonpharm.com

First Horizon Pharmaceutical Corporation
Consolidated Condensed Statements of Operations
(unaudited, in thousands except per share data)

	For The Quarter Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Net revenues from product sales	$20,457	$26,006	$35,887	53,126
Reduction of product return accrual	501	--	972	--
Accrual for Tanafed and Tanafed DM returns	--	--	(3,406)	--

Total net revenues	20,958	26,006	33,453	53,126
Operating costs and expenses
Cost of revenues from product sales	3,733	4,701	6,496	8,997
Allowance for inventory obsolescence	2,204	--	3,529	--

Total cost of revenues	5,937	4,701	10,025	8,997
Selling, general and administrative expenses	15,538	16,755	32,550	30,904
Depreciation and amortization	4,179	4,137	8,302	6,334
Impairment charge	4,152	--	4,152	--
Research and development expense	570	286	1,458	602

Total operating costs and expenses	30,376	25,879	56,487	46,837

Operating income (loss)	(9,418)	127	(23,034)	6,289

Interest expense	(109)	(2,719)	(120)	(4,134)
Interest income and Other	100	111	238	302

Total other income (expense)	(9)	(2,608)	118	(3,832)

Income (loss) before provision for income taxes	(9,427)	(2,481)	(22,916)	2,457
Benefit (provision) for income taxes	3,323	955	8,133	(946)

Net income (loss)	$(6,104)	$(1,526)	$(14,783)	$1,511

Net income (loss) per common share:
Basic earnings (loss) per share	$(0.18)	$(0.05)	$(0.42)	$0.05

Diluted earnings (loss) per common share	$(0.18)	$(0.05)	$(0.42)	$0.05

Weighted average common shares outstanding:
Basic	34,875	33,341	35,073	30,485

Diluted	34,875	33,341	35,073	31,513

First Horizon Pharmaceutical Corporation
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$34,374	$47,409
Accounts receivable, net	14,215	15,904
Inventories	15,229	17,444
Samples and other prepaid expenses	4,289	3,413
Income taxes receivable	5,790	--
Current deferred tax assets	8,779	6,647

Total current assets	82,676	90,817
Property and equipment, net	1,994	1,607
Other Assets:

Intangibles, net	248,237	260,441
Other assets	243	67

Total other assets	248,480	260,508
Total assets	$333,150	$352,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,257	$9,603
Accrued expenses	33,342	36,260

Total current liabilities	42,599	45,863
Long-Term Liabilities:
Deferred tax liabilities	446	1,221
Other long-term liabilities	217	165

Total liabilities	43,262	47,249
Stockholders' Equity:
Common stock	35	35
Additional paid in capital	285,953	287,306
Deferred compensation	(32)	(207)
Retained Earnings	3,716	18,499
Accumulated other comprehensive income	216	50

Total stockholder's equity	289,888	305,683
Total liabilities and stockholders'
equity	$333,150	$352,932